Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE		April 29, 2011
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 4
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Geoffrey Wendt, (602) 250-5643
Web site:	pinnaclewest.com
PINNACLE WEST REPORTS 2011 FIRST-QUARTER RESULTS
•	Company affirms 2011 earnings guidance
•	Increased customer electricity usage and weather effects positively affected results
•	Planned timing and scope of gas-fired power plant maintenance reduced bottom line
PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported a consolidated net loss attributable to common shareholders of $15.1 million, or $0.14 per diluted share of common stock, for the quarter ended March 31, 2011. This result compares with a net loss attributable to common shareholders of $6.0 million, or $0.06 per diluted share, for the same quarter in 2010.
Pinnacle West’s consolidated on-going loss in the 2011 first quarter was $14.8 million, or $0.14 per share, compared with on-going earnings of $6.9 million or $0.07 per share, in the same period a year ago. A reconciliation of net loss attributable to common shareholders to on-going earnings (loss) is provided at the end of this release.
“Our first-quarter results were in line with our expectations,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Retail electricity sales improved modestly over this time last year and appear to indicate stabilized economic conditions in Arizona. The associated revenue growth, however, was more than offset by the planned timing and level of maintenance at our fossil plants in preparation for our peak summer season.
“We have made improvements over the past few years in customer satisfaction, operational excellence and cost management. We also have seen progress in Arizona’s regulatory framework. Going forward, we intend to build on this positive momentum.”

PINNACLE WEST 2011 FIRST-QUARTER RESULTS	April 29, 2011 Page 2 of 4
The 2011 first-quarter on-going results were positively impacted by the following factors:
•	Higher retail customer usage — excluding the effects of weather variations — contributed $0.03 per share to the quarterly earnings comparison. Total weather-normalized retail electricity sales grew 1.2 percent in the 2011 first quarter compared to the same period a year ago. Likewise, Arizona Public Service Co’s (APS) customer base increased about 0.4 percent over the same timeframe.
•	The effects of weather variations improved the Company’s earnings by $0.03 per share.
These positive factors were more than offset by:
•	Increased operations and maintenance expenses decreased earnings by $0.10 per share. The expense increase was substantially due to planned timing and level of maintenance at two of the Company’s gas-fired, combined-cycle generation plants.

The O&M variance excluded costs for renewable energy, demand-side management and similar regulatory programs, as well as $0.16 per share of expenses associated with settlement of prior-period transmission rights-of-way related to the Four Corners Power Plant, all of which were offset by comparable amounts of operating revenues.
•	Lower income tax benefits reduced results by $0.08 per share because of favorable resolution of income tax matters in the 2010 first quarter, which did not reoccur in the current quarter.
•	Higher infrastructure-related costs decreased earnings by $0.06 per share, primarily related to higher property taxes and increased depreciation and amortization.
•	The net effect of other items decreased earnings $0.03 per share.
APS, the Company’s principal subsidiary, reported a 2011 first-quarter net loss attributable to common shareholder of $12.1 million, compared with net income of $11.0 million for the comparable 2010 quarter.
2011 Earnings Outlook
Pinnacle West continues to expect its 2011 consolidated on-going earnings will be in the range of $3.00 to $3.15 per diluted share.

PINNACLE WEST 2011 FIRST-QUARTER RESULTS	April 29, 2011 Page 3 of 4
Conference Call and Web Cast
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2011 first-quarter results, as well as recent developments, at 12 noon (ET) today, April 29. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:55 p.m. (ET), Friday, May 6, 2011, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering Account number 286, followed by Conference ID number 370849.
General Information
Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $12.3 billion, more than 6,300 megawatts of generating capacity and about 6,700 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.
Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.
PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS
(GAAP MEASURE) TO ON-GOING EARNINGS (LOSS)
(NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	March 31, 2011		March 31, 2010
	Dollars in	Diluted	Dollars in	Diluted
	Millions	EPS	Millions	EPS

Net Loss Attributable to Common Shareholders	$(15.1)	$(0.14)	$(6.0)	$(0.06)
Adjustment:
Discontinued operations, primarily real estate	0.3	—	12.9	0.13

On-going Earnings (Loss)	$(14.8)	$(0.14)	$6.9	$0.07

NON-GAAP FINANCIAL INFORMATION
In this press release, we refer to “on-going earnings (loss).” On-going earnings (loss) is a “non-GAAP financial measure,” as defined in accordance with U.S. Securities and Exchange Commission rules. We believe on-going earnings (loss) provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings (loss), or similar concepts, to measure our performance internally in reports for management.

PINNACLE WEST 2011 FIRST-QUARTER RESULTS	April 29, 2011 Page 4 of 4
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on our current expectations, including statements regarding our 2011 earnings outlook. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:
•	our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;
•	our ability to manage capital expenditures and other costs while maintaining reliability and customer service levels;
•	variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;
•	power plant performance and outages;
•	volatile fuel and purchased power costs;
•	fuel and water supply availability;
•	regulatory and judicial decisions, developments and proceedings;
•	new legislation or regulation including those relating to greenhouse gas emissions, renewable energy mandates, nuclear plant operation and energy efficiency standards;
•	our ability to meet renewable energy requirements and recover related costs;
•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•	competition in retail and wholesale power markets;
•	the duration and severity of the economic decline in Arizona and current real estate market conditions;
•	the cost of debt and equity capital and the ability to access capital markets when required;
•	changes to our credit ratings;
•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•	the liquidity of wholesale power markets and the use of derivative contracts in our business;
•	potential shortfalls in insurance coverage;
•	new accounting requirements or new interpretations of existing requirements;
•	generation, transmission and distribution facility and system conditions and operating costs;
•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;
•	the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;
•	technological developments affecting the electric industry; and
•	restrictions on dividends or other burdensome provisions in our credit agreements and Arizona Corporation Commission orders.
These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which readers should review carefully before placing any reliance on our financial statements, disclosures or our earnings outlook. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.
# # #

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2011	2010
Operating Revenues
Regulated electricity segment	$647,974	$611,425
Other revenues	11,601	8,930

Total	659,575	620,355

Operating Expenses
Regulated electricity segment fuel and purchased power	212,007	215,540
Operations and maintenance	256,486	207,842
Depreciation and amortization	106,601	100,653
Taxes other than income taxes	37,624	31,724
Other expenses	9,716	6,928

Total	622,434	562,687

Operating Income	37,141	57,668

Other
Allowance for equity funds used during construction	5,395	5,389
Other income	1,690	2,108
Other expense	(1,699)	(2,696)

Total	5,386	4,801

Interest Expense
Interest charges	61,077	60,705
Allowance for borrowed funds used during construction	(3,576)	(3,047)

Total	57,501	57,658

Income (Loss) From Continuing Operations Before Income Taxes	(14,974)	4,811

Income Taxes	(5,649)	(7,172)

Income (Loss) From Continuing Operations	(9,325)	11,983

Loss From Discontinued Operations
Net of Income Taxes	(349)	(12,880)

Net Loss	(9,674)	(897)

Less: Net income attributable to noncontrolling interests	5,461	5,117

Net Loss Attributable To Common Shareholders	$(15,135)	$(6,014)

Weighted-Average Common Shares Outstanding — Basic	108,832	101,474

Weighted-Average Common Shares Outstanding — Diluted	108,832	101,474

Earnings Per Weighted-Average Common Share Outstanding
Income (loss) from continuing operations attributable to common shareholders — basic	$(0.14)	$0.07
Net loss attributable to common shareholders — basic	$(0.14)	$(0.06)
Income (loss) from continuing operations attributable to common shareholders — diluted	$(0.14)	$0.07
Net loss attributable to common shareholders — diluted	$(0.14)	$(0.06)

Amounts Attributable To Common Shareholders
Income (loss) from continuing operations, net of tax	$(14,795)	$6,855
Discontinued operations, net of tax	(340)	(12,869)

Net loss attributable to common shareholders	$(15,135)	$(6,014)